Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-221149) and Forms S-8 (Nos 333-213703 and 333-228922) of FB Financial Corporation of our report dated March 16, 2020 relating to the consolidated financial statements of Franklin Financial Network, Inc., appearing in the Annual Report on Form 10-K of Franklin Financial Network, Inc. for the year ended December 31, 2019, which is included in this Current Report on Form 8-K/A.

Crowe, LLP

Dallas, Texas
October 30, 2020